Exhibit 99.1

Index

Report of Independent Registered Public Accounting Firm	1
Statement of Assets Acquired and Liabilities Assumed at September 13, 2013	2
Notes to Statement of Assets Acquired and Liabilities	3

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Hilltop Holdings Inc.:

In our opinion, the accompanying statement of assets acquired and liabilities assumed by PlainsCapital Bank (the “Company”), a wholly-owned subsidiary of Hilltop Holdings Inc., presents fairly, in all material respects, the statement of assets acquired and liabilities assumed by the Company at September 13, 2013 in conformity with accounting principles generally accepted in the United States of America. The statement of assets acquired and liabilities assumed is the responsibility of the Company’s management.  Our responsibility is to express an opinion on the statement of assets acquired and liabilities assumed based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of assets acquired and liabilities assumed is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of assets acquired and liabilities assumed, assessing the accounting principles used and significant estimates made by management, and evaluating the overall statement presentation. We believe that our audit of the statement of assets acquired and liabilities assumed provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

May 5, 2014

STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

by PlainsCapital Bank

(a wholly-owned subsidiary of Hilltop Holdings Inc.)

(in thousands)

September 13,
2013

Cash and due from banks	$362,695
Securities:
Available for sale, at fair value	286,214
Non-covered loans, net of unearned income	42,884
Covered loans	1,116,583
Premises and equipment, net	78,399
FDIC indemnification asset	185,680
Covered other real estate owned	135,187
Other assets	26,300
Core deposit intangible	4,270
Total assets acquired, at fair value	2,238,212

Deposits	2,211,740
Other liabilities	13,887
Total liabilities assumed	2,225,627
Commitments and contingencies

Net assets acquired, at fair value	$12,585

See accompanying notes.

NOTES TO STATEMENT OF ASSETS ACQUIRED

AND LIABILITIES ASSUMED

1. Summary of Significant Accounting and Reporting Policies

Nature of Operations

Hilltop Holdings Inc. (“Hilltop” and, collectively with its subsidiaries, the “Company”) was organized in July 1998 as a Maryland corporation. Hilltop is a financial holding company registered under the Bank Holding Company Act of 1956, as amended by the Gramm-Leach-Bliley Act of 1999. On November 30, 2012, Hilltop acquired PlainsCapital Corporation through a plan of merger whereby PlainsCapital Corporation merged with and into our wholly owned subsidiary (the “PlainsCapital Merger”), which continued as the surviving entity under the name “PlainsCapital Corporation” (“PlainsCapital”).

PlainsCapital is a financial holding company, headquartered in Dallas, Texas, that provides, through its subsidiaries, an array of financial products and services. In addition to traditional banking services, PlainsCapital provides residential mortgage lending, investment banking, public finance advisory, wealth and investment management, treasury management, capital equipment leasing, fixed income sales, asset management, and correspondent clearing services.

On September 13, 2013 (the “Bank Closing Date”), PlainsCapital Bank (the “Bank”) assumed substantially all of the liabilities, including all of the deposits, and acquired substantially all of the assets of Edinburg, Texas-based First National Bank (“FNB”) from the Federal Deposit Insurance Corporation (the “FDIC”), as receiver, and reopened former FNB branches acquired from the FDIC under the “PlainsCapital Bank” name (the “FNB Transaction”). Pursuant to the Purchase and Assumption Agreement (the “P&A Agreement”), the Bank and the FDIC entered into loss-share agreements whereby the FDIC agreed to share in the losses of certain covered loans and covered other real estate owned (“OREO”) that the Bank acquired, as further described in Note 2. The acquisition of FNB’s expansive branch network allowed the Bank to increase its presence in Texas to include the Rio Grande Valley, Houston, Corpus Christi, Laredo and El Paso markets, among others.

The terms of the P&A Agreement provide for the FDIC to indemnify the Bank against claims with respect to liabilities and assets of FNB or any of its affiliates not assumed or otherwise purchased by the Bank and with respect to certain other claims by third parties.

Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the statement of assets acquired and liabilities assumed. Actual results could differ from those estimates. The FNB Transaction was accounted for using the purchase method of accounting, and accordingly, purchased assets, including identifiable intangible assets and assumed liabilities, were recorded at their respective fair values as of the Bank Closing Date. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date reflecting assumptions that a market participant would use when pricing an asset or liability. In some cases, the estimation of fair values requires management to make estimates about discount rates, future expected cash flows, market conditions, deposit attrition and other future events that are highly subjective in nature and subject to change. The methods used to determine the fair values of the significant assets acquired and liabilities assumed are described below.

Cash and Due from Banks

Cash and due from banks include interest bearing deposits with banks and the Federal Reserve Bank with a maturity of 90 days or less at the time of purchase. The fair value of financial instruments that are short-term or re-price frequently and that have little or no risk are considered to have a fair value equal to carrying value.

NOTES TO STATEMENT OF ASSETS ACQUIRED

AND LIABILITIES ASSUMED (continued)

Securities

The fair value for each purchased security was the quoted market price at the close of the trading day effective on September 13, 2013.

Loans

Management has defined the loans purchased in the FNB Transaction as acquired loans. As part of the P&A Agreement, the Bank and the FDIC entered into loss-share agreements covering future losses incurred on certain acquired loans. The Company refers to acquired commercial and single family residential loan portfolios that are subject to the loss-share agreements as “covered loans”. Non-covered loans refer to loans not covered by the FDIC loss-share agreements.

Acquired loans are recorded at estimated fair value on their purchase date with no carryover of the related allowance for loan losses. Acquired loans were segregated between those considered to be credit impaired and those without credit impairment at acquisition. To make this determination, management considered such factors as past due status, nonaccrual status and credit risk ratings. The estimated fair value of the loan portfolio acquired was determined based on expected cash flows from the portfolio that considered the estimated life of the underlying loans or the value of the collateral on the loans. The estimated cash flows include the effects of estimated prepayments, expected credit losses, adjustments related to market liquidity and prevailing interest rates at the acquisition date.

Purchased credit impaired (“PCI”) acquired in the FNB Transaction are accounted for both in pools and on an individual loan basis. The Company has established under its PCI accounting policy a framework to aggregate certain acquired loans into various loan pools based on a minimum of two layers of common risk characteristics for the purpose of determining their respective fair values as of their acquisition dates, and for applying the subsequent recognition and measurement provisions for income accretion and impairment testing. The common risk characteristics used for the pooling of the FNB PCI loans are risk grade and loan collateral type.

Premises and Equipment

Premises and equipment is presented at its estimated fair value. The fair values were determined using appraisals performed by independent third parties.

FDIC Indemnification Asset

The Company has elected to account for amounts receivable under the loss-share agreements with the FDIC as an indemnification asset, or FDIC Indemnification Asset, in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805. The FDIC Indemnification Asset is initially recorded at fair value, based on the discounted value of expected future cash flows under the loss-share agreements. The estimates of expected losses used in valuation of this asset are consistent with the loss estimates used in the valuation of the covered assets. These cash flows were discounted to reflect the uncertainty of the timing and receipt of the loss sharing reimbursement from the FDIC.

Covered Other Real Estate Owned

Acquired OREO subject to FDIC loss-share agreements is referred to as “covered OREO”. Covered OREO at the Bank Closing Date of $135.2 million is reported exclusive of expected reimbursement cash flows from the FDIC. Foreclosed covered loan collateral is transferred into covered OREO at the collateral’s fair value, less selling costs. Covered OREO was initially recorded at its estimated fair value based on similar market comparable valuations, less estimated selling costs.

NOTES TO STATEMENT OF ASSETS ACQUIRED

AND LIABILITIES ASSUMED (continued)

Core Deposit Intangible

In determining the estimated life and fair value of the core deposit intangible, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, and age of the deposit relationships. Based on this valuation, the core deposit intangible asset of $4.3 million will be amortized over the projected useful lives of the related deposits on an accelerated basis over 7 years.

Deposits

The fair value of deposits with no stated maturity, such as non-interest bearing deposits, savings and interest checking accounts, and money market accounts, is equal to the amount payable on demand. The fair values for time deposits are estimated using a discounted cash flow calculation that applies interest rates being offered to similar time deposits.

Deferred Taxes

Deferred taxes relate to temporary differences between the financial accounting basis and income tax bases of the assets acquired and liabilities assumed in the FNB Transaction. Deferred taxes are reported in accordance with ASC 740, and are measured using the enacted statutory income tax rate to be in effect for the Bank at the time the deferred tax is expected to reverse, which is 35.5%.

2. FNB Transaction

On the Bank Closing Date, the Bank assumed substantially all of the liabilities, including all of the deposits, and acquired substantially all of the assets of FNB from the FDIC in an FDIC-assisted transaction. As part of the P&A Agreement, the Bank and the FDIC entered into loss-share agreements covering future losses incurred on certain acquired loans and OREO. The Company refers to acquired commercial and single family residential loan portfolios and OREO that are subject to the loss-share agreements as “covered loans” and “covered OREO”, respectively, and these assets are presented as separate line items in the Company’s consolidated balance sheet. Collectively, covered loans and covered OREO are referred to as “covered assets”. Pursuant to the loss-share agreements, the FDIC has agreed to reimburse the Bank the following amounts with respect to the covered assets pursuant to the loss-share agreements: (i) 80% of losses on the first $240.4 million of losses incurred; (ii) 0% of losses in excess of $240.4 million up to and including $365.7 million of losses incurred; and (iii) 80% of losses in excess of $365.7 million of losses incurred. The Bank has also agreed to reimburse the FDIC for any subsequent recoveries. The loss-share agreements for commercial and single family residential loans are in effect for 5 years and 10 years, respectively, from the Bank Closing Date, and the loss recovery provisions to the FDIC are in effect for 8 years and 10 years, respectively, from the Bank Closing Date.

In accordance with the loss-share agreements, the Bank may be required to make a “true-up” payment to the FDIC, approximately ten years following the Bank Closing Date, if the FDIC’s initial estimate of losses on covered assets is greater than the actual realized losses. The “true-up” payment is calculated using a defined formula set forth in the P&A Agreement.

NOTES TO STATEMENT OF ASSETS ACQUIRED

AND LIABILITIES ASSUMED (continued)

A summary of the net assets received from the FDIC and the estimated fair value adjustments resulting in the bargain purchase gain are presented below (in thousands).

Cost basis net assets on September 13, 2013	$215,000
Cash payment received from the FDIC	45,000
Fair value adjustments:
Securities	(3,341)
Loans	(343,068)
Premises and equipment	3,565
Other real estate owned	(79,273)
FDIC Indemnification Asset	185,680
Other intangible assets	4,270
Deposits	(8,282)
Other	(6,966)
Bargain purchase gain	$12,585

In FDIC-assisted transactions, only certain assets and liabilities are transferred to the acquirer and, depending on the nature and amount of the acquirer’s bid, the FDIC may be required to make a cash payment to the acquirer or the acquirer may be required to make payment to the FDIC. In the FNB Transaction, cost basis net assets of $215.0 million and an initial cash payment received from the FDIC of $45.0 million were transferred to the Bank. This initial cash payment from the FDIC is subject to adjustment and settlement. The bargain purchase gain represents the excess of the estimated fair value of the assets acquired over the estimated fair value of the liabilities assumed.

The FDIC bid form provided a list of properties (branches and support facilities) owned by FNB for sale at fixed prices. The Bank purchased 44 properties owned by FNB in connection with its bid for an aggregate purchase price of $59.5 million. For those properties owned by FNB that the Bank declined to purchase in its bid, the Bank had exclusive options to purchase those properties following the Bank Closing Date. In connection with those options, the Bank purchased an additional seven properties owned by FNB, for an aggregate purchase price of $4.9 million. The Bank also had an option to assume the leases of properties leased by FNB. The Bank was required to purchase all data management equipment and, other certain special assets, furniture, fixtures and equipment, in each case at an appraised value at any properties purchased or leased by the Bank. The Bank paid $10.3 million to the FDIC for furniture, fixtures and data management equipment. The Bank is required to pay rent to the FDIC on properties owned or leased by FNB and furniture and equipment at such properties until it surrenders such properties to the FDIC.

3. Fair Value Measurements

Fair Value Measurements and Disclosures

Fair Value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants and assumes that transactions upon which fair value measurements are based occur in the principal market for the asset or liability being measured. Further, fair value measurements exclude transaction costs and are not the result of forced transactions.

Accounting principles utilize a fair value hierarchy that classifies fair value measurements based upon the inputs used in valuing the assets or liabilities that are the subject of fair value measurements. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs, as indicated below.

•                  Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities that the Company can access at the measurement date.

NOTES TO STATEMENT OF ASSETS ACQUIRED

AND LIABILITIES ASSUMED (continued)

•                  Level 2 Inputs: Observable inputs other than Level 1 prices. Level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, prepayment speeds, default rates, credit risks, loss severities, etc.), and inputs that are derived from or corroborated by market data, among others.

•                  Level 3 Inputs: Unobservable inputs that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities. Level 3 inputs include pricing models and discounted cash flow techniques, among others.

Cash and Due from Banks — For cash and due from banks, the carrying amount is a reasonable estimate of fair value.

Available For Sale Securities — The available for sale securities are reported at fair value using Level 2 inputs. The Company evaluates fair value measurements by considering observable data that may include independent pricing services, dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, and the financial instruments’ terms and conditions, among other things.

Loans — Substantially all loans acquired in the FNB Transaction are covered by FDIC loss-share agreements. The fair value of non-covered and covered loans was determined using Level 3 inputs, including estimates of expected cash flows that incorporated assumptions regarding default rates, loss severity rates assuming default, prepayment speeds and estimated collateral values.

FDIC Indemnification Asset — The fair value of the FDIC Indemnification Asset is based on Level 3 inputs, including the discounted value of expected future cash flows under the loss-share agreements. The discount rate contemplates the credit worthiness of the FDIC as counterparty to this asset, and considers an incremental discount rate risk premium reflective of the inherent uncertainty associated with the timing of the cash flows.

Other Real Estate Owned — Acquired OREO subject to FDIC loss-share agreements was initially recorded at its estimated fair value less estimated selling costs. The Company determines fair value primarily using independent appraisals of OREO properties. Further, the Company considered a number of factors in determining the extent to which specific fair value measurements utilize unobservable inputs, including, but not limited to, the inherent subjectivity in appraisals, the length of time elapsed since the receipt of independent market price or appraised value, and current market conditions. In the FNB Transaction, the Bank acquired OREO of $135.2 million, all of which is covered by FDIC loss-share agreements. The estimated fair value of covered OREO at the Bank Closing Date and the underlying fair value measurements utilize Level 3 inputs.

Deposits — The estimated fair value of demand deposits, savings accounts and negotiable order of withdrawal (“NOW”) accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. The carrying amount for variable-rate certificates of deposit approximates their fair values.

NOTES TO STATEMENT OF ASSETS ACQUIRED

AND LIABILITIES ASSUMED (continued)

The following table presents the carrying values and estimated fair values of financial instruments (in thousands).

	Estimated Fair Value
	Carrying	Level 1	Level 2	Level 3
	Amount	Inputs	Inputs	Inputs	Total
Financial assets:
Cash and due from banks	$362,695	$362,695	$—	$—	$362,695
Available for sale securities	286,214	—	286,214	—	286,214
Non-covered loans	42,884	—	—	42,884	42,884
Covered loans	1,116,583	—	—	1,116,583	1,116,583
FDIC indemnification asset	185,680	—	—	185,680	185,680
Covered other real estate owned	135,187	—	—	135,187	135,187
Other assets	4,197	—	4,197	—	4,197

Financial liabilities:
Deposits	2,211,740	—	2,211,740	—	2,211,740
Other liabilities	2,064	—	2,064	—	2,064

4. Securities

The Bank acquired investment securities with an estimated fair value of $286.2 million in the FNB Transaction. The acquired securities consisted of securities available for sale. The following table presents the composition of the investment securities portfolio acquired at the Bank Closing Date (in thousands).

U.S. Treasury securities	$28,000
U.S. government agencies:
Bonds	212,963
Residential mortgage-backed securities	45,251
Total	$286,214

Expected maturities may differ from contractual maturities because certain borrowers may have the right to call or prepay obligations with or without penalties. The amortized cost and fair value of securities at the Bank Closing Date are shown by contractual maturity below (in thousands).

	Amortized
	Cost	Fair Value
Due in one year or less	$43,000	$43,000
Due after one year through five years	—	—
Due after five years through ten years	37,647	37,647
Due after ten years	160,316	160,316
	240,963	240,963

Residential mortgage-backed securities	45,251	45,251
Total	$286,214	$286,214

NOTES TO STATEMENT OF ASSETS ACQUIRED

AND LIABILITIES ASSUMED (continued)

5. Loans

The Bank acquired loans both with and without evidence of credit quality deterioration since origination. The Bank’s portfolio of acquired loans had a fair value of $1.2 billion as of the Bank Closing Date, with no carryover of any allowance for loan losses. Acquired loans were segregated between those considered to be PCI loans and those without credit impairment at acquisition. The following table presents details on acquired covered and non-covered loans at the Bank Closing Date (in thousands).

	Loans, excluding	PCI	Total
	PCI Loans	Loans	Loans
Commercial and industrial	$47,874	$47,751	$95,625
Real estate	242,998	611,219	854,217
Construction and land development	26,669	158,247	184,916
Consumer	19,095	5,614	24,709
Total	$336,636	$822,831	$1,159,467

The following table presents information about the acquired covered and non-covered PCI loans at the Bank Closing Date (in thousands).

Contractually required principal and interest payments	$1,533,667
Nonaccretable difference	542,241
Cash flows expected to be collected	991,426
Accretable difference	168,595
Fair value of loans acquired with a deterioration of credit quality	$822,831

The following table presents information about the acquired loans without credit impairment at the Bank Closing Date (in thousands).

Contractually required principal and interest payments	$466,754
Contractual cash flows not expected to be collected	43,783
Fair value at acquisition	336,636

As part of the P&A Agreement, the Bank and the FDIC entered into loss-share agreements covering future losses incurred on certain acquired loans. The Company refers to acquired commercial and single family residential loan portfolios that are subject to the loss-share agreements as “covered loans”. Non-covered loans refer to loans not covered by the FDIC loss-share agreements. The Bank’s portfolio of acquired covered loans had a fair value of $1.1 billion as of the Bank Closing Date, with no carryover of any allowance for loan losses. Acquired covered loans were segregated between those considered to be PCI loans and those without credit impairment at acquisition. The non-covered loan portfolio at the Bank Closing Date includes loans acquired as a part of the FNB Transaction totaling $42.9 million, of which $8.6 million are categorized as non-covered PCI loans.

In accordance with the loss-share agreements, the Bank may be required to make a “true-up” payment to the FDIC, approximately ten years following the Bank Closing Date, if the FDIC’s initial estimate of losses on covered assets is greater than the actual realized losses. The “true-up” payment is calculated using a defined formula set forth in the P&A Agreement.

The Company has established under its PCI accounting policy a framework to aggregate certain acquired covered loans into various loan pools based on a minimum of two layers of common risk characteristics for the purpose of determining their respective fair values as of their acquisition dates, and for applying the subsequent recognition and measurement provisions for income accretion and impairment testing.

NOTES TO STATEMENT OF ASSETS ACQUIRED

AND LIABILITIES ASSUMED (continued)

The following table presents the carrying value of the covered and non-covered loans summarized by portfolio segment at the Bank Closing Date (in thousands).

	Covered	Non-Covered	Total
	Loans	Loans	Loans
Commercial and industrial	$77,998	$17,627	$95,625
Real estate	853,669	548	854,217
Construction and land development	184,916	—	184,916
Consumer	—	24,709	24,709
Total	$1,116,583	$42,884	$1,159,467

The following table presents the carrying value and the outstanding contractual balance of the covered and non-covered PCI loans at the Bank Closing Date (in thousands).

	Covered	Non-Covered
	Loans	Loans
Carrying amount	$814,269	$8,562
Oustanding balance	1,123,342	12,635

At the Bank Closing Date, the total nonaccretable difference and accretable yield for covered PCI loans were $537.4 million and $168.0 million, respectively, and $4.8 million and $0.6 million, respectively, for non-covered PCI loans.

6. Deposits

The following table presents a summary of the deposits assumed at the Bank Closing Date (in thousands).

Noninterest-bearing demand	$376,474
Interest-bearing:
NOW accounts	57,700
Money market	236,720
Savings	78,019
Time	1,462,827
Total	$2,211,740

At the Bank Closing Date, the scheduled maturities of interest-bearing time deposits were as follows (in thousands).

2013	$389,233
2014	587,687
2015	164,932
2016	63,599
2017	24,267
Thereafter	233,109
Total	$1,462,827

NOTES TO STATEMENT OF ASSETS ACQUIRED

AND LIABILITIES ASSUMED (continued)

7. Income Taxes

The temporary differences between the financial accounting basis and income tax bases of assets acquired and liabilities assumed in this transaction result in a net deferred tax liability. For income tax purposes, the FNB Transaction will be accounted for as an asset purchase and the tax bases of assets acquired will be allocated based on fair values using a modified residual method. Under this method, the purchase price is allocated among the assets in order of liquidity (the most liquid first) up to its fair market value. The assets acquired and liabilities assumed resulted in a deferred tax liability of $4.5 million for the Bank. The Bank did not acquire any of the tax attributes of FNB’s assets and liabilities.